Exhibit 99.1

Red River Bancshares, Inc. Announces
25% Increase to Quarterly Cash Dividend

ALEXANDRIA, La., July 24, 2025 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today that on July 24, 2025, its board of directors declared a quarterly cash dividend in an amount equal to $0.15 per share of common stock, up $0.03, or 25%, from $0.12 per share for the prior quarter. The cash dividend is payable on September 18, 2025, to shareholders of record as of the close of business on September 8, 2025. Blake Chatelain, President and Chief Executive Officer of the Company, stated, “We are pleased to increase our dividend this quarter. Our growing dividend reflects our continued focus on returning capital to shareholders, while remaining committed to maintaining strong capital ratios.”

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.

Contact:
Julia E. Callis
Executive Vice President, General Counsel & Corporate Secretary
318-561-4042
julia.callis@redriverbank.net

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